Exhibit 10.1

ASSIGNMENT AND RELEASE AGREEMENT

This Assignment and Release Agreement (the “Agreement”) is entered into and effective as of January 9, 2026 (the “Effective Date”) by and among Trevena, Inc., a Delaware corporation with an address of 955 Chesterbrook Blvd, Suite 110, Chesterbrook, PA 19087 (“Trevena”), Trevena SPV2 LLC, a Delaware limited liability company with an address of 955 Chesterbrook Blvd, Suite 110, Chesterbrook, PA 19087 (“SPV2”), Trevena SPV1 LLC, a Delaware limited liability company with an address of 955 Chesterbrook Blvd, Suite 110, Chesterbrook, PA 19087 (“SPV1”), Trevena Royalty, LLC, a Delaware limited liability company f/k/a Trevena Royalty Corporation, with an address of 955 Chesterbrook Blvd, Suite 110, Chesterbrook, PA 19087 (“TRVN RC”), Jiangsu Nhwa Pharmaceutical Co. Ltd., a Chinese company corporation having its principal place of business at No.31, West Longhu Road, XuZhou Jiangsu China 221009 (“Nhwa”), and R-Bridge Investment Four PTE. Ltd., a Singapore private company limited by shares with an address of 1 Temasek Avenue, #22-05, Millenia Tower, Singapore 039192 (“R-Bridge”). Trevena, SPV2, SPV1, TRVN RC, Nhwa, and R-Bridge, and each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Trevena and Nhwa are parties to that certain License and Commercialization Agreement, dated as of April 27, 2018 (as amended by that certain Amendment #1 to the China License Agreement, dated November 6, 2020, that certain Amendment #2 to the China License Agreement, dated March 28, 2022, that certain Amendment #3 to the China License Agreement, dated May 31, 2023, and that certain Amendment #4 to the China License Agreement, dated October 26, 2023, collectively, the “China License Agreement”), pursuant to which Trevena granted to Nhwa a license to develop and commercialize a pharmaceutical preparation containing Oliceridine (TRV130) (“Olinvyk”) in the Territory (as defined in the China License Agreement), on the terms and conditions set forth in the China License Agreement;

WHEREAS, R-Bridge and SPV2 are parties to that certain Loan Agreement dated as of March 30, 2022 (as amended by that certain First Amendment to Loan Agreement dated May 4, 2023 and that certain Second Amendment to Loan Agreement dated July 3, 2024, the “Loan Agreement”), pursuant to which R-Bridge extended credit to SPV2 on the terms and conditions set forth therein;

WHEREAS, Trevena and SPV2 are parties to that certain Contribution and Servicing Agreement dated as of March 30, 2022 (the “Contribution Agreement”), pursuant to which SPV2 acquired all of Trevena’s rights, title and interest in and to the Transferred Assets (as such term is defined in the Contribution Agreement);

WHEREAS, Trevena, SPV2 and R-Bridge are parties to that certain Assignment and License Agreement dated as of July 3, 2024, a copy of which is attached hereto as Exhibit E (the “July 2024 Assignment and License Agreement”), pursuant to which R-Bridge acquired all of Trevena’s rights, title and interest in and to the Trevena China-Specific Assets (as such term is defined in the July 2024 Assignment and License Agreement) and R-Bridge acquired all of SPV2’s rights, title and interest in and to the SPV2 Assets (as such term is defined in the July 2024 Assignment and License Agreement); and

WHEREAS, SPV2 desires to assign certain assets (including Trevena and SPV2’s rights, title, and interest in and to the China License Agreement) to R-Bridge, and R-Bridge desires to obtain such assets, as a repayment in full of the outstanding Obligations under the Loan Agreement. Nhwa, as the surviving party to the China License Agreement, agrees and accepts the above assignment of the right, title and interest under the China License Agreement from SPV2 to R-Bridge, and Nhwa and R-Bridge desire to make certain further clarifications and amendments to the China License Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by the Parties as follows:

ARTICLE 1
DEFINITIONS

1.1          “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2          “Field” means the treatment, diagnosis and prevention of all diseases and conditions.

1.3          “Nhwa Field” means the management of moderate to severe, acute pain.

1.4          “Third Party” means any entity other than R-Bridge, Trevena or SPV2, Nhwa or any Affiliate of any Party.

Capitalized terms used in this Agreement shall firstly have their respective meanings as set forth in the China License Agreement, and if the China License Agreement has no such capitalized terms, then such capitalized terms hereunder have their respective meanings as set forth in the July 2024 Assignment and License Agreement.

ARTICLE 2
ASSIGNMENT and RELEASE

2.1          SPV2 Assignment.

(a)           In repayment in full of the Obligations under the Loan Agreement (other than indemnification obligations and other obligations that survive the repayment of the Obligations), which is hereby acknowledged by R-Bridge, SPV2 hereby assigns and transfers to R-Bridge all of SPV2’s right, title, and interest in and to the China License Agreement without royalty or any other consideration and R-Bridge shall assume all of SPV2's obligations and liabilities arising under the China License Agreement on and after the Effective Date to the extent that such obligations and liabilities (i) arise or are to be performed or completed by R-Bridge on and after the Effective Date, and (ii) do not arise from any facts or occurrences existing on or prior to the Effective Date, including any breach default, or violation of the China License Agreement by Trevena or SPV2 or any facts or occurrences existing on or prior to Effective Date. R-Bridge hereby acknowledge and confirm that from and after the Effective Date, R-Bridge shall be bound by the China License Agreement. For clarity, SPV2 shall remain liable for all obligations and liabilities arising from the China License Agreement existing on or prior to the Effective Date.

(b)           Nhwa hereby consents to the assignment as set forth in this Section 2.1 and agrees that this Agreement satisfies any notice, consent or other procedural requirements under the China License Agreement. Nhwa hereby acknowledges and confirms that from and after the Effective Date, R-Bridge shall have assumed all of SPV2’s right, title, and interest in and to the China License Agreement.

(c)           Unless and until Nhwa is otherwise directed in writing by R-Bridge after the date hereof by an instruction executed by R-Bridge, Nhwa shall pay all payments that are due and payable under the China License Agreement, together with any interest on late payments due thereon, to the following account (or other account designated by R-Bridge in writing) by wire transfer of immediately available funds in United States dollars:

DBS
Beneficiary Bank Name	DBS Bank Ltd
Beneficiary SWIFT Code	DBSSSGSG
Beneficiary Name	R-BRIDGE HEALTHCARE FUND, L.P.
Beneficiary Bank Account Number	0720387899
Agent Bank	JPMorgan Chase Bank, N.A.
Agent Bank SWIFT Code:	CHASUS33
Bank Address :	12 Marina Boulevard 44-03 DBS Asia Central MBFC Tower 3 SGP

Notwithstanding the foregoing, the Parties acknowledge that the right and interest on receiving Commercialization Milestone payments in accordance with Section 8.3 of the China License Agreement has not been assigned to R-Bridge, and Nhwa shall pay the Commercialization Milestone payments to Trevena in accordance therewith, if applicable.

(d)           Trevena, SPV2 and R-Bridge hereby each acknowledges that the assignments of Trevena China-Specific Assets and the SPV2 Assets under the Contribution Agreement and the July 2024 Assignment and License Agreement have occurred pursuant to the Contribution Agreement and the July 2024 Assignment and License Agreement prior to the date hereof. Notwithstanding such assignments, the Parties have not fully recorded such assignments with the applicable Regulatory Authority as of the date hereof. Trevena, SPV2 and R-Bridge hereby each acknowledge that the Parties are still working on the recordation of the assignment of Trevena China-Specific Assets and the SPV2 Assets in the Territory pursuant to the Contribution Agreement, July 2024 Assignment and License Agreement and this Agreement. Notwithstanding the fact that such assignments have already occurred prior to the date hereof, R-Bridge, Trevena and SPV2 each agrees that Trevena and SPV2 are authorized to promptly execute and deliver assignments and recordation documents requested by R-Bridge in order for R-Bridge to properly record the assignment of all Trevena China-Specific Assets and SPV2 Assets to R-Bridge or an Affiliate of R-Bridge designated by R-Bridge.

2.2          Discharge and Release Between Trevena and Nhwa.

(a)            Trevena and Nhwa acknowledge and agree that the certain Safety Data Exchange Agreement, dated November 10, 2023 (“SDEA”) executed by Trevena and Nhwa is hereby terminated in its entirety as of the Effective Date without any further action of any of the Parties, and Section 5.7 of the China License Agreement (requiring the parties to enter into the SDEA) is hereby deleted in its entirety; provided, that, Trevena hereby acknowledges that Trevena has discontinued all Commercialization activities of the Licensed Product in the United States as of the Effective Date, and covenants that in the event that Trevena (i) Commercializes the Licensed Product in the United States after the Effective Date, and/or (ii) sells, grants, assigns, licenses and/or otherwise transfers the rights to Commercialize the Licensed Product in the United States to a third party, Trevena shall either through itself in the case of the foregoing cause (i) or in the case of the foregoing clause (ii) ensure such third party to, as applicable, (x) maintain a global safety database in accordance with the Applicable Law to the extent required by Applicable Law, and (y) to the extent that Trevena is required to maintain such global safety database pursuant to the foregoing clause (x), then upon the written request of Nhwa, enter into a new SDEA with Nhwa on terms substantially similar to the terms of the SDEA

(b)           Each of Trevena, SPV2, and Nhwa fully and forever remises, releases, covenants not to sue and forever discharges each other party, of and from any and all claims, actions, proceedings, damages, costs and expenses whatsoever, at law or in equity, now existing or hereafter arising, whether known or unknown, disclosed or undisclosed, which such Party may now have or hereafter acquire against the other Parties related to the China License Agreement or the SDEA, including those arising out of, accruing from or in connection with or related to events, facts or conditions existing or arising on or prior to the date of this Agreement. Notwithstanding anything to the contrary hereof, for the avoidance of doubt, the released claims hereunder will not include, or be deemed to include: (i) any claim, obligation, right or liability arising under or pursuant to this Agreement or (ii) with respect to actual fraud or any claims that under applicable law may not be waived or released.

2.3          Discharge and Release Between Trevena and R-Bridge. Trevena, SPV1, SPV2 and TRVN RC on the one side, and R-Bridge on the other side, confirm and agree that on the Effective Date:

(a)           all commitments to make Loans under the Loan Agreement will be terminated and all obligations of the Lenders in respect of the commitments or any extensions of credit under the Loan Agreement will be forever discharged;

(b)           all Obligations and liabilities of Trevena, SPV1, SPV2, and TRVN RC under the Loan Documents (other than indemnification obligations and other obligations that survive the repayment of the Obligations) shall be automatically and immediately deemed fully paid, satisfied and discharged;

(c)           the Loan Agreement, the Revenue Interest Purchase Agreement, Agreement, any Note (as defined in the Loan Agreement), the Fee Letter (as defined in the Loan Agreement), the TRVN SPV1 Guarantee (as defined in the Loan Agreement), the Parent Guarantee (as defined in the Loan Agreement), the Security Agreement (as defined in the Loan Agreement), the Stock Pledge Agreement (as defined in the Loan Agreement), the Letter of Direction (as defined in the Loan Agreement), each Blocked Account Control Agreement (as defined in the Loan Agreement), will each be terminated and no longer effective, in each case, except with respect to any terms that expressly survive the termination of such documents;

(d)           R-Bridge hereby releases and discharges all security interests granted to R-Bridge as a lender under the Loan Documents or under any other agreement or arrangement (the “Security Interests”) and agrees that all of the Security Interests will be, and hereby are, forever released and discharged;

(e)           R-Bridge authorizes Trevena, SPV1, TRVN RC, SPV2 and/or their respective representatives and/or designees to promptly file, submit and/or register any and all discharges, releases, notices or agreements necessary, in all applicable jurisdictions, to discharge the registrations or filings evidencing any liens held by R-Bridge in any assets of Trevena, SPV1, TRVN RC, and/or SPV2, including, without limitation, all Uniform Commercial Code termination statements necessary to effectuate, or reflect of public record, the release and discharge of all of the Security Interests in substantially the form of Exhibit A hereto and the additional lien releases attached hereto as Exhibits A through C, duly acknowledged if a form of acknowledgement is appended thereto;

(f)            R-Bridge agrees at any time from time to time, at the sole cost and expense of Trevena, promptly to take any and all such other actions and to execute and deliver such additional documents and other items as Trevena, SPV2, SPV1 and/or TVRN RC (personally or through designees) may request to carry out the terms of this Agreement or the release of liens and obligations contemplated hereby; and

(g)           The release of liens and delivery of pledged collateral provided for herein will not discharge or in any manner affect or impair the enforceability of any inchoate indemnity obligations that survive the termination of the Loan Documents.

2.4          Other Transaction Documents Between Trevena and R-Bridge. The Parties acknowledge that Trevena, SPV2 and R-Bridge are parties to the July 2024 Assignment and License Agreement and Trevena and SPV2 are parties to that certain Intercompany License Agreement dated March 30, 2022 (the “Intercompany License Agreement”), and, except as expressly provided in this Agreement, agree that this Agreement does not terminate the July 2024 Assignment and License Agreement or the Intercompany License Agreement, provided that, to the extent there is any conflict between this Agreement, the July 2024 Assignment and License Agreement and/or the Intercompany License Agreement, this Agreement shall control. Without limiting the foregoing, Trevena, SPV2 and R-Bridge hereby agree that the Intercompany License Agreement, in its entirety, and Sections 2.2(b), 2.2(c), 3.2, 3.3, 3.4, 4.4, 4.5, 5.1, 5.2, and 5.3 of the July 2024 Assignment and License Agreement shall terminate upon the Effective Date, and that they shall effectuate such termination upon the Effective Date.

2.5          No Implied Licenses. Except as explicitly set forth in this Agreement, no Party shall be deemed by estoppel or implication to have granted any other Party any license or other right to any Intellectual Property of such Party.

ARTICLE 3
Amendment of china license agreement

3.1          Amendment to Section 12.1 of the China License Agreement. Section 12.1 (Term) of the China License Agreement is hereby deleted in its entirety and replaced with the following:

the Term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the terms of this Agreement, continue until ten (10) years after the date of the First Commercial Sale, which date shall be June 30 2033 (the “Initial Term”), provided that at least ninety (90) days prior to expiration of the Initial Term or the then-current term, the Parties shall meet and discuss in good faith whether to extend this Agreement for an additional two (2) year term (the “Renewal Term”) as well as the material terms and conditions of such renewal which shall be based upon the applicable market conditions at that time.

3.2          Amendment to Section 9.4 of the China License Agreement. Section 9.4 (Infringement of Trevena Patents by Third Parties) of the China License Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Nhwa shall promptly notify Trevena in writing of any existing, alleged, or threatened infringement of any Trevena Patent in the Territory of which it becomes aware and shall provide all documentation and other information in Nhwa’s possession or control demonstrating such infringement.

(b)           Trevena shall have the first right, but not the obligation, to bring, at Trevena's expense and in its sole control, an appropriate suit or other action against any Third Party engaged in any infringement of a Trevena Patent. Nhwa shall provide Trevena reasonable assistance in such enforcement, at Trevena's reasonable request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. Trevena shall keep Nhwa regularly informed of the status and progress of such enforcement efforts. If Trevena institutes any such suit or other action in the Territory, then Nhwa may, at its option, elect to join Trevena in such action, in which case Nhwa shall bear its own out-of-pocket expenses (including the fees and expenses of any separate counsel) arising from such election to join; provided, however, if any negotiation, mediation or settlement with such Third party is to be conducted by Trevena as the leading Party, and such negotiation, mediation or settlement would materially adversely affect Nhwa as the non-leading Party’s rights and benefits under this Agreement, the prior approval or consent of the non-leading Party shall be obtained.

(c)           In the event that Trevena fails to bring appropriate suit or other action against such Third-Party within ninety (90) days after knowing such Third-Party infringement or receiving the written notice of Third-party infringement issued by Nhwa, Nhwa shall have the right to take the lead in dealing with such Third-Party infringement and take necessary and reasonable measures, at its own expenses, provided, however, if any negotiation, mediation or settlement with such Third party is to be conducted by Nhwa as the leading party, and such negotiation, mediation or settlement would materially adversely affect Trevena as the non-leading Party’s rights and benefits under this Agreement, the prior approval or consent of the non-leading Party shall be obtained.

(d)           If Trevena or Nhwa recovers monetary damages from any Third Party in a suit or action brought under this Section 9.4 or any royalties under a license agreement with a Third Party related to any alleged infringement of any Trevena Patent, such recovery shall be allocated first to the reimbursement of expenses incurred in such litigation, action, or license (including, for this purpose, a reasonable allocation of expenses of internal counsel) by the Party taking the lead in such litigation, action or license, and second to the non-leading Party’s expense incurred in such litigation, action, or license (including, for this purpose, a reasonable allocation of expenses of internal counsel). Any remaining amounts shall be paid to the leading Party, and shall be treated as Net Sales to the extent such suit or action directly involved infringement of the Trevena Patents in the Nhwa Field in the Territory and paid to Nhwa as the leading party, and for clarification, if Nhwa is not the leading Party, such remaining amounts shall not be treated as Net Sales.

3.3          Nhwa’s Rights Regarding the Improvement IP and New Products. Notwithstanding as otherwise stipulations under the China License Agreement, for all new intellectual properties made, conceived, or reduced to practice solely by, or on behalf of, Nhwa, any of its Affiliates (or employees, consultants, or other Persons under their direction or control), or by Nhwa or any such Affiliate with any Third Party (or employees, consultants, or other Persons under their direction or control), related to new substances, indications, formulations, forms, processes patents, etc., in relation to the Licensed Compound (as defined in the China License Agreement) or any Licensed Product (as defined in the China License Agreement) (collectively, the “Improvement IP”), the right, title and interest in all such Improvement IP shall be owned by Nhwa. For clarification, the Improvement IP shall not fall within the scope of the Trevena Inventions as defined under the China License Agreement. Nhwa shall have the sole right and authority, at its own expense, to prepare, file, prosecute, and maintain the Nhwa’s Improvement IP; provided that Nhwa shall promptly notify R-Bridge of any Nhwa’s Improvement IP and copy R-Bridge in all communication and other interactions with any applicable patent office with respect to such Nhwa’s Improvement IP. In the event of any conflict or inconsistency between the China License Agreement and this Section 3.3, this Section 3.3 shall prevail. For the Improvement IP:

(a)           if Trevena requests and gives a written notice to Nhwa (at the sole election of Trevena), Nhwa shall grant Trevena or its designated entities an exclusive, fully paid-up, perpetual, royalty-free and sublicensable (through multiple tiers) license to use or exploit the Improvement IP for all purposes in any country outside the Territory, provided, however, that, Trevena shall reimburse Nhwa for all costs associated with the preparation, filing, prosecution and maintenance of the Improvement IP in such country outside the Territory;

(b)           if Nhwa intends to engage in any Development, Manufacture, or Commercialization (each as defined in the China License Agreement) activities regarding any products (other than any intravenous G-protein biases ligands product that modulates the Mu-opioid receptor for the treatment of pain as specified in section 3.5 of the China License Agreement) related to the Improvement IP (the “New Products”) during the Term of the China License Agreement in the Territory (as defined in the China License Agreement), Nhwa shall pay royalties to R-Bridge with certain percentage of the Net Sales of such New Products in the Territory (as defined in the China License Agreement), the specific percentage, payment term as well as payment arrangement of such royalties shall be separately negotiated and agreed upon by R-Bridge and Nhwa before the First Commercial Sale (as defined under the China License Agreement) of such New Products, which percentage of royalties should be no lower than the percentage as set forth in Section 8.4 of the China License Agreement before the expiration of the China License Agreement. For clarity, Nhwa shall not commence First Commerce Sale of the New Products in the Territory before the Parties reach an agreement upon the commercial terms of such New Products.

3.4          Governance. The JDC and JMCC as stipulated under the China License Agreement shall disband after the Effective Date of this Agreement. For the matters falling within the responsibilities scope of JDC and JMCC and other reporting obligations of Nhwa under the China License Agreement, Nhwa and R-Bridge will communicate by email correspondence, documents exchange, or via con-call meeting proposed by any party in accordance with the same scope and timeline under the China License Agreement or otherwise separately agreed by Nhwa and R-Bridge.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1          Representations and Warranties.      Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)           Corporate Existence. As of the Effective Date, it is duly organized, validly existing, and in good standing under applicable Laws of the jurisdiction in which it is incorporated.

(b)           Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the requisite power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate, limited liability company, or other action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

4.2          Additional Representations, Warranties and Covenants of Trevena and SPV2 to R-Bridge. Trevena and SPV2 represent and warrant and, as applicable, covenant to R-Bridge as follows:

(a)           Notice of Infringement. Neither Trevena nor SPV2 has received any notice or threat from any Third Party asserting or alleging, nor does Trevena or SPV2 have any knowledge of any basis for any assertion or allegation, that any Development, manufacture or Commercialization of the Trevena Compound and/or the Trevena Products prior to the Effective Date infringed or misappropriated the Intellectual Property of such Third Party;

(b)           No Conflicts. Neither SPV2 nor Trevena has entered into any agreement with any Third Party that is in conflict with the assignment of assets described in and grant of rights to R-Bridge under this Agreement, and has not taken any action that would in any way prevent it consummating the transactions contemplated by this Agreement. No consent of any Third Party or any Governmental Authority is required to consummate the transactions set forth in this Agreement;

(c)           The China License Agreement Representations.

(i)            A true, correct and complete copy of the China License Agreement is attached as Exhibit F hereto.

(ii)           To SPV2’s and Trevena’s Knowledge (as defined in the Loan Agreement), the China License Agreement is in full force and effect and has not been waived, amended, altered or modified in any respect, whether by consent or otherwise. Neither SPV2 nor Trevena has proposed or received any written proposal to waive, amend, alter or modify any provision of the China License Agreement. No obligation of Nhwa under the China License Agreement has been released or waived in writing by Trevena and/or SPV2, unless otherwise provided herein. The China License Agreement has not been satisfied in full, discharged, canceled, terminated subordinated or rescinded, in whole or in part by Trevena and/or SPV2.

(iii)          The execution, delivery and performance of the China License Agreement was and is within the corporate powers or other organizational power of Trevena and SPV2. At the time of its execution, the China License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Trevena and SPV2.

(iv)          Neither SPV2 nor Trevena has given written or, to the knowledge of SPV2, oral notice to Nhwa of the termination of the China License Agreement (whether in whole or in part) or expressing any intention or desire to terminate the China License Agreement.

(v)           SPV2 has not assigned, sold or transferred the China License Agreement or any of its rights, interests or obligations thereunder to any Person, and Trevena has not consented to, or been provided notice of, any such assignment by SPV2.

(d)           No Proceeding. There are no pending, and to Trevena’s and SPV2’s knowledge, no threatened (in writing), adverse actions, suits or proceedings (including interferences, reissues, reexaminations, cancellations, oppositions, nullity actions, invalidation actions or post-grant reviews) against Trevena or SPV2 involving the SPV2 Assets, nor does Trevena or SPV2 have any knowledge of any basis for any such assertion or allegation;

(e)           No Obligations.  Other than ordinary course of business obligations of a subsidiary to its parent entity, SPV2 does not currently have any monetary obligations or liabilities owing to Trevena or any of its Affiliates. Following the dissolution and cancellation of SPV2 in accordance with Section 4.5 hereof, SPV2 will not have any obligations or liabilities owing to Trevena or any of its Affiliates.

(f)            SPV2 Assets and Trevena China-Specific Assets. Other than the China License Agreement and the SPV2 Assets assigned and transferred to R-Bridge pursuant to the July 2024 Assignment and License Agreement and this Agreement, in the Territory SPV2 owns no Intellectual Property, including Patents, trademarks, Regulatory Documentation, data or results, or any other materials, information, Know-How, records or documentation related to the Trevena Compound and/or any Trevena Product, or the Exploitation thereof. Other than the Trevena China-Specific Assets assigned and transferred to R-Bridge pursuant to the July 2024 Assignment and License Agreement, in the Territory Trevena owns no Intellectual Property, including Patents, trademarks, Regulatory Documentation, data or results, or any other materials, information, Know-How, records or documentation related to the Trevena Compound and/or any Trevena Product, or the Exploitation thereof. SPV2 Assets and Trevena China-Specific Assets includes the patents and trademarks as set forth in Exhibit G attached hereto.

4.3          Additional Representations and Warranties of Trevena and R-Bridge to Nhwa. Trevena and R-Bridge hereby jointly and severally represent and warrant to Nhwa that the Loan Agreement and ancillary documents as defined therein, July 2024 Assignment and License Agreement, the Intercompany License Agreement, and any other agreement, document or arrangement executed or concluded by and between Trevena and R-Bridge or any of their respective Affiliates, will not conflict with Nhwa’s rights and interests under the China License Agreement and this Agreement.

4.4          Further Covenants.

(a)           Compliance with Laws. Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the performance of activities or exercise of its rights under this Agreement.

(b)           No Debarment. Neither Party, nor any of their Affiliates, agents, or employees participating in the activities with respect to the Trevena Compound or any Trevena Products under this Agreement (i) are presently debarred as such term is defined in 42 U.S.C. § 1320a – 7b(f); (ii) has been listed by any federal or state agency as excluded, debarred, suspended, or otherwise ineligible to participate in any Federal Health Care Program, as such term is defined in 42 U.S.C. § 1320a – 7b(f); or (iii) has been convicted of any crime relating to any Federal Health Care Program. Each Party shall not knowingly use in the performance of activities with respect to the Trevena Compound or any Trevena Products pursuant to this Agreement any employee or consultant who has ever been debarred or is the subject of debarment or convicted of any crime relating to any Federal Health Care Program. Each Party will promptly notify the other Party in writing in the event that such Party or any of its personnel participating in the activities with respect to the Trevena Compound or any Trevena Products is listed by a federal or state agency as excluded, debarred, suspended or otherwise ineligible to participate in any Federal Health Care Program or is convicted of any crime relating to any such program.

(c)           Mutual Release. Each Party to this Agreement, on behalf of itself and its executors, members, managers, officers, employees, affiliates, predecessors, predecessors-in-interests, successors, successors-in-interest, fiduciaries, insurers, heirs, executors and assigns (collectively the “Releasing Parties”), fully and forever remises, releases, covenants not to sue and forever discharges each other Party and each of its members, managers, officers, employees, agents, principals, affiliates, predecessors, predecessors-in-interests, successors, successors-in-interest, fiduciaries, insurers, heirs, executors and assigns (collectively, the “Released Parties”), of and from any and all claims, demands, actions, causes, causes of action, suits, litigation, administrative and other proceedings, damages, judgments, awards, executions, costs and expenses whatsoever, at law or in equity, now existing or hereafter arising, whether known or unknown, disclosed or undisclosed, liquidated or unliquidated, foreseeable or unforeseeable, insured or uninsured, including, without limitation, contract claims, statutory claims, tort claims and other claims of any kind, character, nature or description whatsoever (collectively, “Claims”), which the Releasing Parties (or any of them) may now have or hereafter acquire against the Released Parties (or any of them) based upon any fact, action, matter, cause or thing whatsoever occurring, arising or existing on or before the date of this Agreement; provided, however, (A) as between Trevena, SPV1, SPV2 and TRVN RC on the one side, and R-Bridge on the other side, that nothing in this Section 4.4(c) shall release any Claims against any Released Party to the extent arising out of a breach by such Released Party of its obligations under this Agreement (including obligations retained pursuant to Sections 2.1(a) or 2.3(b) of this Agreement) or the July 2024 Assignment and License Agreement, and (B) as between Nhwa and R-Bridge, that nothing in this Section 4.4(c) shall release any Claims against any Released Party to the extent arising out of a breach by such Released Party of its obligations under this Agreement or Nhwa’s payment obligations under the China License Agreement. Releasing Parties understand that this Agreement shall operate as a complete and total defense to any Claim released by this Section 4.4(c) that has or in the future may be brought by them against the Released Parties (or any of them) based on any action or inaction occurring before the Effective Date, in each case, whether at law or at equity. Each party, on behalf of itself and any Releasing Party, irrevocably covenants to refrain from, directly or indirectly, asserting any Claim against or otherwise seeking recovery from Released Parties (or any of them) released by the Releasing Parties pursuant to this Section 4.4(c).

Each Party represents, warrants, acknowledges and agrees that such Party (i) fully understands its rights to discuss all aspects of the release set forth in this Section 4.4 (this “Release”) with its attorneys, (ii) has availed itself of this right, (iii) has carefully read and fully understands all of the terms of this Release, (iv) has not transferred or assigned any rights or claims that such Party is hereby purporting to release herein, (v) is voluntarily, and with proper authority, entering into this Release, and (vi) has had a reasonable period of time to consider the provisions of this Release and that such Party has considered them carefully before executing this Release. Each Party acknowledges that the laws of many states, including California, provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Party acknowledges that such provisions are designed to protect a person or entity from waiving claims that he, she or it does not know exist or may exist. Nonetheless, each Party agrees, on behalf of itself and its respective Releasing Parties, to waive any such provisions. Each Party represents and warrants that such Party has considered the possibility that claims, liabilities, injuries, damages, and causes of action that such Party or its respective Releasing Parties does not presently know of or suspect to exist in its or their favor may develop, accrue, or be discovered in the future, and that each Party agrees, on behalf of itself and its respective Releasing Parties, that such Party and its respective Releasing Parties shall assume that risk as part of the considered received for the Release. The Parties agree that a breach of any other agreement between the Parties or any of the released parties hereto shall not affect the validity of this Release. Without limiting the foregoing, in the event of any claim, judgement, award, or order in favor of any party, nor or at any time in the future, regardless of the basis therefor, this Release shall not be affected in any manner by such claim, judgement, award, or order, and each party hereto irrevocably renounces, relinquishes, waives, abandons, and otherwise agrees that no such claim, judgement, award, or order shall in any way affect this Release.

(d)           Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under applicable law as may be reasonably requested by the other Party or Parties and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement.

4.5          Specific Covenants by Trevena and SPV2.

(a)           Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, (a) each of Trevena and SPV2 shall be solvent and be able to pay its respective liabilities as they become due, and (b) SPV2 shall not incur any liabilities except as necessary to dissolve and wind down its affairs.

(b)           Dissolution. As a condition to the effectiveness of this Agreement, SPV2 shall be dissolved in accordance with the Delaware Limited Liability Company Act. On the date hereof, SPV2 shall file the Certificate of Cancellation, attached hereto as Exhibit D, with the Delaware Division of Corporations.

4.6          Specific Covenants by the Parties.

(a)           R-Bridge, Trevena and SPV2 shall promptly and properly record the assignment of the Trevena China-Specific Assets and the SPV2 Assets so as to reflect R-Bridge as the registered owner of the Trevena China-Specific Assets and the SPV2 Assets with the applicable Regulatory Authority, and Nhwa shall promptly execute and deliver instruments reasonably requested by R-Bridge in order for R-Bridge to properly record the assignment of Trevena China-Specific Assets and the SPV2 Assets. R-Bridge confirms that the Trevena Marks as listed in Exhibit G, to the extent Controlled by R-Bridge and its Affiliates, shall be licensed to Nhwa in accordance with Section 3.2(b) of the China License Agreement. Upon expiration or early termination of the China License Agreement, R-Bridge agrees to handle the relevant Trevena Marks in accordance with the China License Agreement and its Amendments.

(b)           R-Bridge shall reasonably assist Nhwa in filing for record with the competent PRC governmental authorities of the new patents license and trademarks license arrangement due to the assignment hereof. For the purpose hereof, per requests by Nhwa, R-Bridge shall execute, acknowledge and deliver such documents and other instruments that may be required to evidence or effectuate the recording.

(c)           During the Term of the China License Agreement, R-Bridge shall at its own expense, prepare, file, prosecute, and maintain the Trevena China-Specific Assets and the SPV2 Assets within the Territory, and seek any term extension, supplementary protection certificate, or equivalents thereof offering patent protection beyond the initial term with respect to the Trevena China-Specific Assets and the SPV2 Assets. R-Bridge shall not transfer, pledge or conduct any other disposal of Trevena China-Specific Assets and the SPV2 Assets in a manner that would conflict with the rights granted to Nhwa under the China License Agreement without the prior written consent of Nhwa.

4.7          DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING REGARDING VALIDITY OR ENFORCEABILITY, AND NON-INFRINGEMENT OF THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT, OR THAT PATENTS WILL BE ISSUED.

ARTICLE 5
INDEMNIFICATION

5.1          Indemnification by Trevena. Trevena shall defend, indemnify and hold harmless R-Bridge, its Affiliates, directors, officers, employees and agents (individually and collectively, the “R-Bridge Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) arising before or after the Effective Date to the extent arising from any of the activities conducted, prior to the Effective Date, by or on behalf of Trevena or SPV2 in the Field in the Territory (including by or on behalf of its Affiliates, Nhwa or any other sublicensee) or SPV2’s or Trevena’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, in each case except to the extent such Losses arise out of any of the R-Bridge Indemnitee’s gross negligence, illegal conduct or willful misconduct, or breach of this Agreement.

5.2          Indemnification Procedures by Trevena.

(a)           Notice. If R-Bridge is seeking indemnification under this Article 5 (the “Indemnified Party”), then such Indemnified Party shall inform R-Bridge (the “Indemnifying Party”) of the Losses giving rise to the obligation to indemnify within thirty (30) days after receiving notice of such Losses; provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) such delay or failure is materially prejudicial to or otherwise adversely affects the Indemnifying Party’s ability to defend the Losses.

(b)           Control. The Indemnifying Party shall assume the direction and control of the defense, litigation, settlement, appeal, or other disposition of any such Losses for which it is obligated to indemnify the Indemnified Party (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party. The Indemnified Party will cooperate with the Indemnifying Party, and will cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Losses, including by furnishing such records, information, and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense and with counsel of its choice, in the defense of any Losses that has been assumed by the Indemnified Party.

5.3          Settlement. Notwithstanding any provision to the contrary in this Agreement, the Indemnifying Party will not enter into any settlement, consent judgment, or other voluntary final disposition of any claim that has an adverse effect on the rights of any Indemnified Party hereunder, or admits any wrongdoing or fault by the Indemnified Party, or imposes on the Indemnified Party any payment or other liability, without the prior written consent of such Indemnified Party.

5.4          Limitation of Liability. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY SET FORTH IN THIS AGREEMENT, NO PARTY, NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS, WILL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF, EVEN IF SUCH PARTY HAS BEEN INFORMED, SHOULD HAVE KNOWN OR IN FACT KNEW OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THIS SECTION 5.4 WILL NOT APPLY TO (A) A PARTY’S INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER ARTICLE 5, (B) NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, OR (C) ANY PARTY’S BREACH OF ARTICLE 2 OR ARTICLE 6.

ARTICLE 6
CONFIDENTIALITY

6.1          Confidentiality. During the Term and for five (5) years thereafter, all Confidential Information disclosed by a Disclosing Party to a Receiving Party hereunder shall be maintained in confidence by such Receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the Disclosing Party; provided, however, that with respect to any Confidential Information that is specifically identified at the time of disclosure to be a trade secret under applicable Laws, such obligations shall survive the expiration of such five (5)-year period for so long as such Confidential Information remains a trade secret. Each Receiving Party may only use Confidential Information of the Disclosing Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the Disclosing Party to employees, agents, contractors, consultants and advisers (collectively, “Representatives”) who: (a) have a need to know such information for such purposes; (b) have been advised of such Receiving Party’s obligations under this Agreement; and (c) are contractually or legally bound by obligations of non-disclosure and non-use at least as stringent as those contained herein. The failure of any Representative of a Receiving Party to comply with the terms of this Agreement will be considered a breach of this Agreement by such Receiving Party. Each Receiving Party will immediately notify the Disclosing Party in the event of any loss, or unauthorized disclosure or use, of any Confidential Information of the Disclosing Party. For clarity, all Confidential Information of a Disclosing Party that is disclosed by the first Receiving Party to the second Receiving Party shall remain the Confidential Information of the original Disclosing Party. For clarification, Section 11 (Confidentiality) of the China License Agreement shall still be applicable to and with binding force upon Trevena, SPV2 and R-Bridge, as the case may be. For clarity, the Trevena China-Specific Assets and SPV2 Assets shall be deemed the Confidential Information of R-Bridge.

6.2          Exceptions. Each Receiving Party will not have any obligations under this Agreement with respect to a specific portion of the Confidential Information that such Receiving Party can demonstrate with competent written evidence:

(a)           was in the public domain at the time it was disclosed to the first Receiving Party;

(b)           entered the public domain subsequent to the time it was disclosed to such Receiving Party or their Representatives through no fault of the Receiving Party;

(c)           was in such Receiving Party’s possession free, of any obligation of confidence, prior to the time it was disclosed to such Receiving Party;

(d)           was communicated to such Receiving Party by a third party as a matter of right and without breach of any obligation of confidence to the Disclosing Party; or

(e)           was independently developed by or on behalf of such Receiving Party or its Representatives, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the Disclosing Party.

6.3          Authorized Disclosure. Subject to this Section 6.3, each Receiving Party may disclose certain portions of a Disclosing Party’s Confidential Information, without violating the obligations of this Agreement, to the extent permitted as follows:

(a)           such disclosure is deemed necessary by counsel to a Receiving Party to be disclosed to such Receiving Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to such Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to such Receiving Party;

(b)           disclosure by it or its Affiliates to Governmental Authorities in order to obtain and maintain Patents as required by the China License Agreement and this Agreement;

(c)           disclosure by a Receiving Party to any Affiliate, or to its or its Affiliates’ Representatives or (sub)licensees on a need-to-know basis in order to enable such Receiving Party to exercise its rights, or to carry out its responsibilities, under this Agreement; provided, in each case, that any such Affiliate, Representative or (sub)licensee agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to such Receiving Party;

(d)           disclosure as reasonably necessary or useful to gain or maintain approval to conduct clinical trials for a Trevena Product, to obtain and maintain Regulatory Approval or to otherwise Develop, manufacture and Commercialize Trevena Products in accordance with the rights granted under this Agreement and the China License Agreement;

(e)           disclosure by a Party required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations (or the rules of any recognized stock exchange or quotation system); or

(f)            disclosure by a Party to bona fide potential or actual investors or bona fide potential or actual acquirers or assignees or actual or, with respect to R-Bridge as Receiving Party, potential licensees or sublicensees in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such potential or actual investor, acquirer, assignees, licensee or sublicensee agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to such Receiving Party.

If a Receiving Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 6, such Receiving Party shall promptly inform (in any event, prior to making any required disclosure) the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the Disclosing Party, cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the Disclosing Party’s request and expense. Confidential Information that is disclosed as permitted by this Section 6.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 6, and the Party disclosing Confidential Information as permitted by this Section 6.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

6.4          Publicity.

(a)           No Party shall make any public announcements concerning the material terms of this Agreement or any activities hereunder without all other Parties’ prior written consent, except that in the case of a press release or governmental filing required by applicable Law, in which case the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within ten (10) Business Days after receiving the press release for review. No Party shall be required to seek the permission of any other Party to repeat any information that has already been publicly disclosed by such Party, or by any other Party, in each case in accordance with this Section 6.4(a), provided such information remains accurate as of such time.

(b)           The Parties acknowledge that any Party may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission, other equivalent stock exchanges within other territory, or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will, within a reasonable time prior to making such filing, provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s reasonable comments and requests thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

ARTICLE 7
TERM AND TERMINATION

7.1          Term. This Agreement shall commence on the Effective Date and shall remain in full force and effect until this Agreement is terminated pursuant to this Article 7 (the “Term”).

7.2          Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.1 and 7.2, and ARTICLE 1, ARTICLE 3, ARTICLE 5, ARTICLE 6 and ARTICLE 8.

ARTICLE 8
MISCELLANEOUS

8.1          Entire Agreement; Amendment. Without limiting Section 2.3, this Agreement, including the Schedules hereto, sets forth the complete and final agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

8.2          Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement or the China License Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property. Any intellectual property provided pursuant to the provisions of this Section 8.2 shall be subject to the licenses set forth elsewhere in this Agreement and the China License Agreement and the payment obligations of this Agreement and the China License Agreement, which shall be deemed to be royalties for purposes of Title 11 of the U.S. Bankruptcy Code.

8.3          Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention or delay to the other Parties. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the affected Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

8.4          Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when the earlier of when received by the addressee or three (3) Business Days after it was sent, if sent by overnight courier by a nationally recognized overnight delivery service (receipt requested), to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice).

If to Trevena, SPV1,

SPV2, and/or

TRVN RC:	Trevena, Inc.
2870 Peachtree Road, Suite 502
Atlanta, GA 30305
Attn: Carrie L. Bourdow
Email:cbourdow@trevena.com

With a copy to (which shall not constitute notice):

Troutman Pepper Locke LLP
Two Logan Square,
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention: Brian Katz; Charles Charpentier
Email: Brian.Katz@troutman.com;
Charles.Charpentier@troutman.com

If to R-Bridge:	R-Bridge Investment Four PTE. Ltd.
1 Temasek Avenue
#22-05
Millenia Tower
Singapore 039192
Attention: Michael Keyoung; Lin Yu; Oak Ma
Email:
michael.keyoung@cbridgecap.com; lin.yu@cbridgecap.com;
oak.ma@cbridgecap.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Wenseng “Wendy” Pan and Yasin Akbari
Email: wpan@goodwinlaw.com and yakbari@goodwinlaw.com

If to Nhwa:	Jiangsu Nhwa Pharmaceutical Co. Ltd.
No. 998 Halei Road, Building #1, Floor 3,
Zhangjiang High-tech Park,
Pudong, Shanghai, China
Attention: Eric Sun
Email: suncheng@nhwa-group.com

8.5          Governing Law; Waiver of Trial by Jury; Jurisdiction.

(a)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles that would require application of the laws of a different jurisdiction.

(b)           Jurisdiction. All claims, disputes or controversies arising out of or relating to this Agreement, including any question regarding the existence, validity, or termination of this Agreement, shall be fully and finally resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) as administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”). The arbitral tribunal shall consist of three (3) arbitrators appointed in accordance with the ICC Rules, except as provided herein. One (1) arbitrator shall be nominated by the claimant, one (1) arbitrator shall be nominated by the respondent, and the third arbitrator, who shall act as the president of the arbitral tribunal, shall be jointly nominated by the two Party-nominated arbitrators. If the two party-nominated arbitrators cannot agree upon the third arbitrator, the ICC Court shall appoint the third arbitrator. The place of arbitration shall be New York, New York, U.S.A. The language of the arbitration shall be English. To the extent that the arbitral tribunal provides for document production by the Parties, the arbitral tribunal and the Parties will be guided by the IBA Rules on the Taking of Evidence in International Arbitration (2010) in connection with any document production. The arbitral tribunal shall render an award within twelve (12) months from the constitution of the tribunal, unless for good cause, the arbitral tribunal concludes that it will require an extension of no more than two (2) additional months to render its award. Any arbitrator accepting appointment as a member of the arbitral tribunal shall confirm in writing his/her ability to comply with this time limitation. The arbitral tribunal shall not have any power to alter, amend, or otherwise affect the terms of this arbitration clause or any other provisions in this Agreement. The award or awards of the arbitral tribunal shall be final and binding on the Parties and judgment may be entered thereon in any court of competent jurisdiction.

8.6          Injunctive Relief. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall deny either Party the right to seek interim equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing Proceeding.

8.7          No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

8.8          Assignment. Notwithstanding anything to the contrary contained in this Agreement, none of the Parties hereto shall assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties, except to an Affiliate; provided that this Agreement shall be assigned in whole, and the assigning Party shall remain liable and responsible to the non assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; (b) a third party in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a sale of stock, sale of assets, business combination, reorganization, or other transaction or series of related transactions. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 8.8 shall be null, void, and of no legal effect. For clarification, except as permitted under this Section 8.8, mutatis mutandis, without each other party’s prior written consent, neither R-Bridge nor Nhwa shall assign or transfer its rights, interest and obligations under the China License Agreement to any third parties other than their respective Affiliates.

8.9          Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

8.10        Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement, including any instruments reasonably requested by R-Bridge to properly record the assignment of Trevena China-Specific Assets and the SPV2 Assets under this Agreement.

8.11        Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof, provided that none of the obligations or rights of either Party would be materially and adversely affected. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

8.12        No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

8.13        Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for applicable tax purposes without the prior written consent of the other Party unless required by applicable Laws.

8.14        Counterparts. This Agreement may be executed in one (1) or more counterparts, by original signature, facsimile or PDF files each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

In Witness Whereof, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

Trevena, Inc.		Trevena SPV2 LLC

By：	/s/ Carrie L. Bourdow	By：	/s/ Carrie L. Bourdow
Name：Carrie L. Bourdow		Name：Carrie L. Bourdow
Title：Authorized Signatory		Title：Authorized Signatory

Trevena SPV1 LLC		Trevena Royalty Corporation

By：	/s/ Carrie L. Bourdow	By：	/s/ Carrie L. Bourdow
Name：Carrie L. Bourdow		Name：Carrie L. Bourdow
Title：Authorized Signatory		Title：Authorized Signatory

Jiangsu Nhwa Pharmaceutical Co. Ltd.		R-Bridge Investment Four PTE. Ltd.

By：	/s/ Sun Jiaquan	By：	/s/ Wei Fu
Name：Sun Jiaquan		Name：Wei Fu
Title：CEO		Title： Director